UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 25, 2010

Cumberland Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Tennessee	001-33637	62-1765329
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2525 West End Avenue, Suite 950, Nashville, Tennessee		37203
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(615) 255-0068

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2010, Cumberland Pharmaceuticals Inc. entered into employment agreements with A.J. Kazimi, our Chief Executive Officer; Jean W. Marstiller, our Senior Vice President, Administrative Services; Martin E. Cearnal, our Senior Vice President and Chief Commercial Officer; Leo Pavliv, our Senior Vice President, Operations; and David L. Lowrance, our Vice President and Chief Financial Officer.

The employment agreements provide that individuals may be eligible for any bonus program which has been approved by our Board of Directors. Any such bonus is discretionary and will be subject to the terms of the bonus program, the terms of which may be modified from year-to-year in the sole discretion of our Board of Directors. During the period of employment under these agreements, each of our employees will be entitled to additional benefits, including eligibility to participate in any company-wide employee benefits programs approved by our Board of Directors as well as reimbursement for reasonable expenses.

Employment is at-will and may be terminated by the Company at any time, with or without notice and with or without cause. Similarly, each employee may terminate his or her employment with us at any time, with or without notice. Our employment agreements do not provide for any severance payments in the event employment is terminated for cause nor any severance benefits in the event employment is terminated as a result of death or permanent disability. The employment agreements include non-competition, non-solicitation and non-disclosure covenants on the part of employees. These agreements also require that, during the term of employment with us and for one year after an individual ceases to be employed by us, each employee may not compete with our business in any manner, unless he or she discloses all facts to our Board of Directors and receives a release allowing him or her to engage in a specific activity. Pursuant to the employment agreements, our employees also agree that for a period of one year after the individual ceases to be employed by us, he or she will not solicit business related to the development or sales of pharmaceutical products from any entity, organization or person which is contracted with us, which has been doing business with us, or which the employee knew we were going to solicit business from at the time he or she ceased to be employed. The agreements also prohibit a terminated employee from soliciting other of our employees. The employment agreements impose obligations regarding confidential information and state that any discoveries or improvements conceived, developed or otherwise made by the employees, or with others, are deemed our sole property. The employment agreements do not contain any termination or change in control provisions.

Mr. Kazimi will serve as the Company’s Chief Executive Officer and will receive a base salary of $398,000. Per the agreement, the Company will grant Mr. Kazimi an option to purchase 50,000 shares of the Company’s common stock, which will vest over four years.

Ms. Marstiller will serve as the Company’s Senior Vice President, Administrative Services and will receive a base salary of $216,750. Per the agreement, the Company will grant Ms. Marstiller an option to purchase 8,000 shares of the Company’s common stock, which will vest over four years.

Mr. Cearnal will serve as the Company’s Senior Vice President and Chief Commercial Officer and will receive a base salary of $160,000. Per the agreement, the Company will grant Mr. Cearnal an option to purchase 10,000 shares of the Company’s common stock, which will vest over four years.

Mr. Pavliv will serve as the Company’s Senior Vice President, Operations and will receive a base salary of $282,000. Per the agreement, the Company will grant Mr. Pavliv an option to purchase 12,000 shares of the Company’s common stock, which will vest over four years.

Mr. Lowrance will serve as the Company’s Vice President and Chief Financial Officer and will receive a base salary of $200,000. Per the agreement, the Company will grant Mr. Lowrance an option to purchase 7,000 shares of the Company’s common stock, which will vest over four years.

Item 9.01 Financial Statements and Exhibits.

10.11 Employment Agreement effective as of January 1, 2010 by and between A.J. Kazimi and Cumberland Pharmaceuticals Inc.

10.12 Employment Agreement effective as of January 1, 2010 by and between Jean W. Marstiller and Cumberland Pharmaceuticals Inc.

10.13 Employment Agreement effective as of January 1, 2010 by and between Leo Pavliv and Cumberland Pharmaceuticals Inc.

10.15 Employment Agreement effective as of January 1, 2010 by and between David L. Lowrance and Cumberland Pharmaceuticals Inc.

10.26 Employment Agreement effective as of January 1, 2010 by and between Martin E. Cearnal and Cumberland Pharmaceuticals Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cumberland Pharmaceuticals Inc.

March 29, 2010	By:	David L. Lowrance

Name: David L. Lowrance
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.11	Employment Agreement effective as of January 1, 2010 by and between A.J. Kazimi and Cumberland Pharmaceuticals Inc.
10.12	Employment Agreement effective as of January 1, 2010 by and between Jean W. Marstiller and Cumberland Pharmaceuticals Inc.
10.13	Employment Agreement effective as of January 1, 2010 by and between Leo Pavliv and Cumberland Pharmaceuticals Inc.
10.15	Employment Agreement effective as of January 1, 2010 by and between David L. Lowrance and Cumberland Pharmaceuticals Inc.
10.26	Employment Agreement effective as of January 1, 2010 by and between Martin E. Cearnal and Cumberland Pharmaceuticals Inc.